UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

April 26, 2012 (April 26, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1003 W. Cutting Blvd., Suite #110

Point Richmond

California 94804

(Address of Principal Executive Offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2012, Transcept Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Swann LLC and Lazard Capital Markets LLC as representatives of the several underwriters (collectively, the “Underwriters”), relating to an underwritten public offering, issuance and sale of 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $9.00 per share. The estimated gross public offering proceeds will be approximately $40.5 million. The Company expects the net proceeds from the sale of the Shares to be approximately $37.6 million, after deducting underwriting discounts and commissions and estimated offering expenses, assuming no exercise by the Underwriters of their 30-day over-allotment option, which the Company granted to the Underwriters under the terms of the Underwriting Agreement, for the purchase of up to an additional 675,000 shares of Common Stock to cover over-allotments, if any. The offering is expected to close on or about May 1, 2012, subject to customary closing conditions contained in the Underwriting Agreement. Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering. Cowen and Company, LLC and JMP Securities LLC are acting as co-managers of the offering.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, increasing its working capital and funding research and development, including the development of TO-2061, and capital expenditures. In the event that the Company decides to exercise its option to co-promote Intermezzo® to psychiatrists in the United States, it may use a portion of the net proceeds to support such commercial launch. In addition, the Company may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into its products and product candidates or its research and development programs, and to fund possible investments in and acquisitions of complementary businesses or partnerships.

The offering is being made pursuant to the Company’s shelf registration statement on Form S-3 and an accompanying prospectus the Company filed with the Securities and Exchange Commission on June 17, 2010, which became effective on July 29, 2010 (Registration Statement No. 333-167598) and a preliminary and final prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. A copy of the Underwriting Agreement is attached as Exhibit 1.1 and is incorporated herein by reference, and the foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the Common Stock in the offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On April 26, 2012, the Company issued a press release announcing the pricing of the underwritten public offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to the Company’s issuance of securities, the amount of proceeds from the offering, the closing of the offering and the use of proceeds from the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. For example, there are risks associated with the Underwriters fulfilling their obligations to purchase the securities and the Company’s ability to satisfy its conditions to close the offering. Risk factors that may cause actual results to differ are discussed in the Company’s Securities and Exchange Commission filings, including its preliminary prospectus supplement filed on April 25, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting agreement, dated April 26, 2012.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	Press release of Transcept Pharmaceuticals, Inc., dated April 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012	TRANSCEPT PHARMACEUTICALS, INC.

	By:	/s/ Glenn A. Oclassen
	Name:	Glenn A. Oclassen
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

1.1	Underwriting agreement, dated April 26, 2012.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	Press release of Transcept Pharmaceuticals, Inc., dated April 26, 2012.